Exhibit 10.1

Intevac, Inc.

3560 Bassett Street

Santa Clara, California 95054

November 8, 2024

Palogic Value Management, L.P.

8333 Douglas Avenue, Suite 775

Dallas, Texas 75225

Attn: Ryan L. Vardeman

Ladies and Gentlemen:

This letter (this “Agreement”) constitutes the agreement between (a) Intevac, Inc. (“Company”) and (b) Palogic Value Management, L.P. and each of the other related Persons (as defined below) set forth on the signature pages to this Agreement (collectively, the “Palogic Signatories”). Company and the Palogic Signatories are collectively referred to as the “Parties.” The Palogic Signatories and each Affiliate (as defined below) of each Palogic Signatory are collectively referred to as the “Palogic Group.”

1. Board Matters.

(a) Initial Appointment. Subject to the execution of this Agreement by the Parties, Company’s Board of Directors (the “Board”) and any applicable committee of the Board have taken all actions necessary (including increasing the size of the Board) to appoint Ryan L. Vardeman (the “New Director”) to the Board, with a term expiring at Company’s 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”). Unless the New Director notifies Company in writing no later than 11:59 p.m., Pacific time, on the 2025 Deadline that New Director will not stand for election at the 2025 Annual Meeting, the Board and any applicable committee of the Board will also take all actions necessary to include the New Director on the Board’s slate of directors nominees standing for election at the 2025 Annual Meeting, to list the New Director in the proxy statement and the proxy card prepared, filed and delivered in connection with the 2025 Annual Meeting and to solicit proxies for the election of the New Director at the 2025 Annual Meeting in the same manner as it solicits proxies for the election of Company’s other director nominees, and recommend for election the New Director at the 2025 Annual Meeting in the same manner as it recommends for the election of Company’s other director nominees.

(b) 2026 Annual Meeting. If (i) the Board (in its sole discretion) offers to nominate the New Director for election as a director at the 2026 Annual Meeting (which offer must be in writing and made no later than 11:59 p.m., Pacific time, on the 2026 Deadline) and (ii) such offer is accepted in writing by New Director no later than ten (10) Business Days after the making of such offer, then the Board and any applicable committee of the Board will take all actions necessary to include the New Director on the Board’s slate of directors nominees standing for election at the 2026 Annual Meeting, to list the New Director in the proxy statement and the proxy card prepared, filed and delivered in connection with the 2026 Annual Meeting and to solicit proxies for the election of the New Director at the 2026 Annual Meeting in the same manner as it solicits proxies for the election of Company’s other director nominees, and recommend for election the New Director at the 2026 Annual Meeting in the same manner as it recommends for the election of Company’s other director nominees.

2. Recusal. The New Director understands and agrees that the Board or any of its committees, in the exercise of its fiduciary duties, may require that the New Director be recused from any Board or committee meeting or portion thereof at which the Board or any such committee is evaluating or taking action with respect to the exercise of any of Company’s rights or enforcement of any of the obligations under this Agreement, or in other reasonable customary circumstances (e.g., material conflict of interest).

3. Compliance with Laws and Company Policies. The New Director acknowledges that the New Director will be subject to and governed by the same laws, policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, including Company’s corporate governance guidelines, code of business conduct and ethics, insider trading policy, Regulation FD policy and related party transactions policy, in each case in effect and as amended from time to time.

4. No Fiduciary Restriction. Notwithstanding anything to the contrary in this Agreement, Company acknowledges and agrees that nothing in this Agreement will prohibit the New Director, during the New Director’s service as a director of Company, from acting in the New Director’s capacity as a director of Company or from complying with the New Director’s fiduciary duties as a director of Company (including voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board, and making suggestions or raising any issues or recommendations to the Board). Company agrees that, so long as the non-disclosure agreement (as it may be amended, modified or extended) attached as Exhibit B is in effect, the New Director may engage in the activities explicitly permitted by that agreement.

5. Director Benefits. The New Director will be entitled to the same director benefits as other non-employee members of the Board, including (a) compensation for such director’s service as a director and reimbursement of such director’s expenses incurred after joining the Board, in each case on the same basis as all other non-employee directors of Company; (b) equity-based compensation grants and other benefits, if any, on the same basis as all other non-employee directors of Company; and (c) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of Company as such rights may exist from time to time.

6. Resignation. Notwithstanding anything to the contrary in this Agreement, the New Director will promptly offer to resign from the Board if the Palogic Group no longer beneficially owns shares of Company’s common stock (which shares are determined to be Net Long Shares (as defined below)) representing in the aggregate at least such number of shares equal to fifty percent (50%) of the aggregate amount of shares of Company’s common stock owned by the Palogic Group as of the date of this Agreement (subject to adjustment for stock splits, stock dividends, reclassifications, recapitalizations, combinations and similar adjustments). The Parties acknowledge that it will be in the Board’s sole discretion whether to accept or reject such offer to resign.

7. Voting Commitment. During the Restricted Period, at each annual or special meeting of Company’s stockholders (including any adjournments, postponements or other delays thereof) or action by written consent, the Palogic Signatories will cause all Voting Securities (as defined below) that are beneficially owned by the Palogic Group to be (a) present for quorum purposes (if applicable) and (b) voted or consented (i) in favor of the election of each person nominated by the Board for election as a director; (ii) against any proposals or resolutions to remove any member of the Board; and (iii) in accordance with the recommendation of the Board on all other proposals or business that may be the subject of stockholder action at such meeting or action by written consent, except that each member of the Palogic Group will be permitted to vote in its sole discretion on any proposal with respect to an Extraordinary Transaction (as defined below); provided that nothing in this paragraph 7 shall require the Palogic Signatories to hold Voting Securities in record or registered form.

8. Standstill. During the Restricted Period, the Palogic Signatories will not, and will cause the other Restricted Persons (other than any agents and representatives not acting on behalf of any member of the Palogic Group) not to, in any way, directly or indirectly (in each case, except as expressly permitted by this Agreement):

(a) with respect to Company or the Voting Securities, (i) make, participate in or encourage any “solicitation” (as such term is used in the proxy rules of the SEC (as defined below), including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)) of proxies or consents with respect to the election or removal of directors in any manner or any other matter or proposal; (ii) become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents; (iii) seek to advise, encourage or influence any Person, or assist any Person in so encouraging, advising or influencing any Person, with respect to the giving or withholding of any proxy, consent or other authority to vote or act (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter, if applicable); or (iv) initiate, encourage or participate, directly or indirectly, in any “vote no,” “withhold” or similar campaign;

(b) initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC, including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Exchange Act) Company’s stockholders for the approval of any shareholder proposal, whether made pursuant to Rule 14a-4 or Rule 14a-8 promulgated under the Exchange Act, or otherwise, or cause or encourage any Person to initiate or submit any such shareholder proposal;

(c) with respect to Company or the Voting Securities, (i) communicate with Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) promulgated under the Exchange Act; (ii) participate in, or take any action pursuant to, or encourage any Person to take any action pursuant to, any type of “proxy access”; or (iii) conduct any nonbinding referendum or hold a “stockholder forum”;

(d) (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board; (ii) nominate or propose the nomination of, or recommend the nomination of, or encourage any Person to nominate or propose the nomination of or recommend the nomination of, any candidate to the Board (other than informal recommendations of qualified individuals if such recommendations are solicited from members of the Board generally); or (iii) seek, alone or in concert with others, or encourage any Person to seek, the removal of any member of the Board;

(e) (i) call or seek to call a special meeting of Company’s stockholders, or encourage any Person to call a special meeting of Company’s stockholders; (ii) act or seek to act by written consent of stockholders; or (iii) make a request for any stockholder list or other records of Company;

(f) other than solely with other Restricted Persons with respect to Voting Securities now or subsequently owned by them, (i) form, join (whether or not in writing), encourage, influence, advise or participate in a partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act, with respect to any Voting Securities; (ii) deposit any Voting Securities into a voting trust, arrangement or agreement; or (iii) subject any Voting Securities to any voting trust, arrangement or agreement (other than granting proxies in solicitations approved by the Board);

(g) (i) make any offer or proposal (with or without conditions) with respect to any tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, recapitalization, consolidation, restructuring, liquidation, dissolution or similar extraordinary transaction involving Company, any of its subsidiaries or any of their respective securities or assets (each, an “Extraordinary Transaction”) and any Restricted Person; (ii) knowingly solicit any Person not a party to this Agreement (a “Third Party”) to, on an unsolicited basis, make an offer or proposal (with or without conditions) with respect to any Extraordinary Transaction, or encourage, initiate or support any Third Party in making such an offer or proposal; (iii) participate in any way in, either alone or in concert with others, any Extraordinary Transaction; or (iv) prior to Company announcing an Extraordinary Transaction, publicly or privately comment to any Third Party on any proposal regarding any Extraordinary Transaction (it being understood that this clause (g) will not restrict any Restricted Person from tendering shares, receiving payment for shares or otherwise participating in any such Extraordinary Transaction on the same basis as other stockholders of Company);

(h) institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving Company or any of its respective current or former directors or officers (including derivative actions), except that this clause (h) will not prevent any Restricted Person from (i) bringing litigation to enforce the provisions of this Agreement instituted in accordance with this Agreement; (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, Company or its Affiliates against a Restricted Person; (iii) bringing bona fide commercial disputes that do not in any manner relate to the subject matter of this Agreement; (iv) exercising statutory appraisal rights; or (v) responding to or complying with a validly issued legal process;

(i) take any action in support of, or make any proposal or request that constitutes: (i) controlling, changing or influencing the Board or management of Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board; (ii) controlling, changing or influencing the capitalization, stock repurchase programs and practices, capital allocation programs and practices, or dividend policy of Company; (iii) controlling, changing or influencing Company’s management, business or corporate structure; (iv) seeking to have Company waive or make amendments or modifications to its certificate of incorporation or bylaws; (v) causing a class of securities of Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (vi) causing a class of securities of Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; provided that, without limiting the application of paragraph 4 to any other provision, this clause (i) shall not apply to recommendations of the New Director, in his capacity as a director of Company, in confidential Board discussions;

(j) sell, offer or agree to sell to any Third Party, through swap or hedging transactions, derivative agreements or otherwise, any voting rights decoupled from the underlying Voting Securities;

(k) engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or swap transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of Company;

(l) enter into any stock borrowing, stock pledging or stock lending arrangement or agreement with respect to securities of Company;

(m) other than through non-public communications with Company that would not reasonably be expected to trigger public disclosure obligations for any Party, make or disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board, Company or its management, policies, affairs or assets, or the Voting Securities or this Agreement, that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or that would require, the waiver, amendment, nullification or invalidation of any provision of this Agreement, or take any action that would reasonably be expected to require Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

(n) enter into any economic relationship with any Person in respect of Company, or compensate or enter into any agreement, arrangement or understanding, whether written or oral, to compensate any person for his or her service as a director of Company (other than pursuant to ordinary course compensation arrangements related to the New Director’s service as an employee, member or partner of any member of the Palogic Group, which arrangements may include a share of performance fees or carried interest tied to the performance of a portfolio inclusive of Company securities) with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to the performance of the securities of Company (it being understood that, notwithstanding anything to the contrary in this Agreement and notwithstanding any termination of this Agreement, the restrictions on the Palogic Signatories and the other Restricted Persons contemplated by this clause (n) will be operative so long as the New Director is serving on the Board);

(o) other than with other Restricted Persons, enter into any negotiations, agreements (whether written or oral), arrangements or understandings with, or advise, finance, assist or encourage, any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Agreement;

(p) acquire, offer, agree or propose to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person or through swap or hedging transactions, any securities of Company or any rights decoupled from the underlying securities of Company that would, in any case, result in the Palogic Group in the aggregate owning, controlling or otherwise having any beneficial or other ownership interest of any additional Voting Securities (including, for purpose of this calculation, all Voting Securities that a member of the Palogic Group has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional and including economic ownership pursuant to a cash settled call option or other derivative security, contract or instrument primarily related to the price of Voting Securities) in excess of 9.5% of the outstanding Voting Securities, it being understood that the following will not be deemed to cause a violation of this clause (p): (i) the receipt by the New Director from Company of any ordinary course compensation in the form of Voting Securities (or securities exercisable for Voting Securities); and (ii) the pro rata acquisition of securities of Company or any rights decoupled from the underlying securities of Company pursuant to any stock splits, stock dividends, reclassifications, recapitalizations, combinations or rights issuances (including the pro rata acquisition of securities upon the exercise of such rights) in respect of securities of Company beneficially owned by the Palogic Group in compliance with this Agreement; or

(q) sell, offer or agree to sell, through swap or hedging transactions or otherwise, any securities of Company to any Third Party that would knowingly result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest of more than 4.99 percent of the then-outstanding Voting Securities (it being understood that the restrictions in this clause (q) will not apply to any Third Party that is a Schedule 13G filer and is a mutual fund, pension fund, index fund or investment fund manager with no known history of activism or known plans to engage in activism).

9. Mutual Non-Disparagement.

(a) With Respect to Palogic Group. During the Restricted Period, Company will not, and will cause its directors, officers and employees not to, make or cause to be made any public statement that disparages, calls into disrepute, slanders, impugns, casts in a negative light or otherwise damages the reputation of any member of the Palogic Group or any of its current or former officers, directors or employees, or any of its businesses, products or services.

(b) With Respect to Company. During the Restricted Period, the Palogic Signatories will not, and will cause the other Restricted Persons not to, make or cause to be made any public statement that disparages, calls into disrepute, slanders, impugns, casts in a negative light or otherwise damages the reputation of Company or any of its Affiliates or Associates or any of its or their current or former officers, directors or employees, or any of its or their respective businesses, products or services (in each case in their capacity as such).

(c) Exceptions. Notwithstanding the foregoing, this paragraph 9 will not restrict the ability of any Person to (i) comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such Person; (ii) enforce such Person’s rights pursuant to this Agreement; or (iii) publicly respond to a statement made in violation of paragraph 9(a) or paragraph 9(b), as applicable.

10. Compliance with this Agreement. The Palogic Signatories will cause the other members of the Palogic Group to comply with the applicable terms of this Agreement and will be responsible for any breach of the terms of this Agreement by such members; provided that for avoidance of doubt, except as expressly provided in this Agreement or to the extent that such policies expressly require the New Director to cause compliance by Affiliates of the members of the Palogic Group, only the New Director is subject to Company’s policies applicable to members of the Board.

11. Public Disclosure.

(a) Press Release. No later than 1:15 p.m., Pacific time, on November 11, 2024, Company will issue a press release in the form attached as Exhibit A (the “Press Release”). During the Restricted Period, neither Company nor any member of the Palogic Group will (i) make any public statements with respect to the matters covered by this Agreement (or in any other filing with the SEC, any other regulatory or governmental agency, any stock exchange or in any materials that would reasonably be expected to be filed with the SEC) that are inconsistent with, or otherwise contrary to, the statements in the Press Release or the terms of this Agreement; or (ii) speak on the record or on background with the press, media or any analysts about the other Party or any of its respective Affiliates, Associates, subsidiaries, successors or assigns, or any of its or their respective current or former officers, directors or employees (in each case in their capacity as such). Prior to the issuance of the Press Release, neither Company nor any member of the Palogic Group will issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure of this Agreement.

(b) Form 8-K. Company will promptly prepare and file (but not before the issuance of the Press Release) with the SEC a Current Report on Form 8-K (the “Form 8-K”) reporting the entry into this Agreement. All disclosure in the Form 8-K will be consistent with this Agreement. Company will provide the Palogic Signatories and their counsel with a reasonable opportunity to review and comment on the Form 8-K prior to filing, and Company will consider in good faith any changes proposed by the Palogic Signatories or their counsel.

12. Definitions. As used in this Agreement, the following terms have the following meanings:

(a) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Affiliates of any Person after the date of this Agreement. The term “Affiliate” does not include any publicly traded portfolio company of any member of the Palogic Group. For purposes of this Agreement, no member of the Palogic Group will be deemed to be an Affiliate of Company and Company will not be deemed to be an Affiliate of any member of the Palogic Group.

(b) “2025 Deadline” means the day that is 15 days prior to the deadline for the submission of stockholder nominations of directors and business proposals for the 2025 Annual Meeting.

(c) “2026 Deadline” means the day that is 15 days prior to the deadline for the submission of stockholder nominations of directors and business proposals for the 2026 Annual Meeting.

(d) “2026 Annual Meeting” means Company’s 2026 Annual Meeting of Stockholders.

(e) “Associate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Associates of any Person after the date of this Agreement.

(f) “beneficially own,” “beneficially owned” and “beneficial owners” has the meaning set forth in Rule 13d-3 and Rule 13d-5(b)(1) promulgated under the Exchange Act.

(g) “Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of San Francisco is closed.

(h) “Net Long Shares” will be limited to the number of shares of Company’s common stock that are beneficially owned by any Person that constitute such Person’s net long position as defined in Rule 14e-4 promulgated under the Exchange Act (except that for purposes of such definition, the date that the tender offer is first announced will instead refer to the date for determining or documenting such Person’s Net Long Shares and the reference to the highest tender price will refer to the market price on such date).

(i) “Person” will be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure.

(j) “Restricted Period” means the period from the date of this Agreement until 11:59 p.m., Pacific time, on the 2026 Deadline; provided that (i) if the Board (in its sole discretion) offers to nominate the New Director for election as a director at the 2026 Annual Meeting (which offer must be in writing and made no later than 11:59 p.m., Pacific time, on the 2026 Deadline) and (ii) the New Director does not decline in writing such nomination within ten (10) Business Days of the making of such offer, then, notwithstanding anything to the contrary in this Agreement, the Restricted Period will end on the later of (i) 30 days after the date that the New Director is no longer serving as a director of Company or (ii) immediately following the conclusion of the 2026 Annual Meeting.

(k) “Restricted Persons” means the members of the Palogic Group and the principals, directors, general partners, officers, employees, agents and representatives of each member of the Palogic Group.

(l) “SEC” means the U.S. Securities and Exchange Commission.

(m) “Voting Securities” means the shares of Company’s capital stock and any other securities of Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

13. Interpretations. The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to in this Agreement means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. The measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

14. Representations of the Palogic Signatories. Each of the Palogic Signatories, severally and not jointly, represents that (a) its authorized signatory set forth on the signature page of this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such Person; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such Person, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not and will not violate any law, any order of any court or other agency of government, its organizational documents or any provision of any agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument to which any member of the Palogic Group is bound, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever; (d) except as otherwise disclosed to Company, it has not, and no member of the Palogic Group has, directly or indirectly, compensated or entered into any agreement, arrangement or understanding to compensate any person for his or her service as a director of Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to the performance of the securities of Company; and (e) except as otherwise disclosed to Company, as of the date of this Agreement, the Palogic Group (i) is the beneficial owner of an aggregate of 1,053,924 shares of Company’s common stock; (ii) has voting authority over such shares; (iii) owns no other equity or equity-related interest in Company; and (iv) is not a party to any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or swap transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of any securities of Company.

15. Representations of Company. Company represents that (a) its authorized signatory set forth on the signature page to this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Company; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not require the approval of the stockholders of Company; and (d) this Agreement does not and will not violate any law, any order of any court or other agency of government, Company’s certificate of incorporation or bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which Company or any of its properties or assets is bound, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument to which Company is bound, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever. Company has not taken any actions with respect to any matters related to this Agreement that require disclosure on a Current Report on Form 8-K prior to the date of this Agreement that have not previously been disclosed.

16. Specific Performance; Fees. Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach of this Agreement, (i) the Party seeking specific performance will be entitled to seek injunctive and other equitable relief, without proof of actual damages; (ii) the Party against whom specific performance is sought will not plead in defense that there would be an adequate remedy at law; and (iii) the Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. Such remedies will not be the exclusive remedies for a breach of this Agreement and will be in addition to all other remedies available at law or in equity. If a Party institutes any legal suit, action, or proceeding against the other Party to enforce this Agreement (or obtain any other remedy regarding any breach of this Agreement) or arising out of or relating to this Agreement, including contract, equity, tort, fraud, and statutory claims, the prevailing Party in the suit, action, or proceeding is entitled to receive, and the non-prevailing Party will pay, in addition to all other remedies to which the prevailing Party may be entitled, the costs and expenses incurred by the prevailing Party in conducting the suit, action, or proceeding, including actual attorneys’ fees and expenses, even if not recoverable by law.

17. Entire Agreement; Binding Nature; Assignment; Waiver. This Agreement constitutes the only agreement between the Parties with respect to the subject matter of this Agreement and it supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement binds, and will inure to the benefit of, the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party. Any purported transfer requiring consent without such consent is void. No amendment, modification, supplement or waiver of any provision of this Agreement will be effective unless it is in writing and signed by the affected Party, and then only in the specific instance and for the specific purpose stated in such writing. Any waiver by any Party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement in the future.

18. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, and this Agreement will otherwise be construed so as to effectuate the original intention of the Parties reflected in this Agreement. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

19. Governing Law; Forum. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware. Each of the Parties (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court thereof (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware and any appellate court thereof will have exclusive personal jurisdiction); (b) agrees that it will not challenge such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any action relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 22 or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof.

20. Waiver of Jury Trial. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. No Party will seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

21. Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

22. Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) immediately upon delivery by hand; or (d) on the date sent by email (except that notice given by email will not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this paragraph 22 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this paragraph 22 (excluding “out of office” or other automated replies)). The addresses for such communications are as follows. At any time, any Party may, by notice given to the other Parties in accordance with this paragraph 22, provide updated information for notices pursuant to this Agreement.

If to Company:

Intevac, Inc.
3560 Bassett Street
Santa Clara, California 95054
Attn:	Chief Executive Officer
Email:	nhunton@intevac.com

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attn:	Richard C. Blake
Erika Muhl
Douglas K. Schnell
Sebastian Alsheimer
Email:	rblake@wsgr.com
emuhl@wsgr.com
dschnell@wsgr.com
salsheimer@wsgr.com

If to the Palogic Signatories:

Palogic Value Management, L.P.
8333 Douglas Avenue, Suite 775
Dallas, Texas 75225
Attn:	Ryan L. Vardeman
Email:	rvardeman@palogicfund.com

with a copy (which will not constitute notice) to:

Foley & Lardner LLP
2021 McKinney Ave, Suit3 1600
Dallas, Texas 75201
Attn:	Evan D. Stone
Email:	estone@foley.com

23. Representation by Counsel. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts of this Agreement exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

24. Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

25. Headings; Defined Terms. The headings and defined terms set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement. In addition, for avoidance of doubt, the use of the defined term “Palogic Group” is for convenience only and shall at no time be construed to mean that any members or constituents thereof for purposes this Agreement (e.g., Affiliates) constitute or are members of a “group” as defined pursuant to Section 13(d) of the Exchange Act with respect to Company (or any other issuer) or would be required to file as (or be filing parties in respect of) a “group” as defined pursuant to Section 13(d) of the Exchange Act with respect to Company or any other issuer.

26. Termination. Unless otherwise mutually agreed in writing by each Party, this Agreement will terminate upon the expiration of the Restricted Period. Notwithstanding the foregoing, paragraphs 12, 13 and 16 through 26 will survive the termination of this Agreement. No termination of this Agreement will relieve any Party from liability for any breach of this Agreement prior to such termination.

[Signature page follows.]

Very truly yours,

INTEVAC, INC.

By:	/s/ Kevin Barber
Name: Kevin Barber
Title: Chairman

ACCEPTED AND AGREED
as of the date written above:

PALOGIC VALUE MANAGEMENT, L.P.
By: Palogic Capital Management, LLC
Its: General Partner

By:	/s/ Ryan L. Vardeman
Name: Ryan L. Vardeman
Title: Sole Member

PALOGIC VALUE FUND, L.P.
By: Palogic Value Management, L.P.
Its: General Partner

By: Palogic Capital Management, LLC
Its: General Partner

By:	/s/ Ryan L. Vardeman
Name: Ryan L. Vardeman
Title: Sole Member

PALOGIC CAPITAL MANAGEMENT, LLC

By:	/s/ Ryan L. Vardeman
Name: Ryan L. Vardeman
Title: Sole Member

RYAN L. VARDEMAN

/s/ Ryan L. Vardeman

[Signature Page to Letter Agreement]

EXHIBIT A

Form of Press Release

[see attached]

EXHIBIT B

Non-Disclosure Agreement

[see attached]